UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant

To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

October 25, 2010

Date of Report (Date of Earliest Event Reported)

CALIFORNIA STEEL INDUSTRIES, INC.

(Exact name of Registrant as Specified in its Charter)

DELAWARE

(State Or Other Jurisdiction Of

Incorporation Or Organization)

333-79587	33-0051150
Commission File Number	(I.R.S. Employer Identification Number)

14000 SAN BERNARDINO AVENUE FONTANA, CALIFORNIA	92335
(Address Of Principal Executive Offices)	(Zip Code)

(909) 350-6300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication under Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

In its press release dated October 25, 2010, the Registrant used a non-GAAP financial measure in the form of EBITDA:

EBITDA, is defined as net income, plus income taxes, net interest expense and depreciation and amortization. In our presentation of EBITDA, as adjusted, we add back the charge taken in connection with the inventory write down to market value since we value our inventory at the lower of cost or market (LCM). EBITDA and EDITDA, as adjusted, are not intended to represent cash flows from operations, cash flows from investing or cash flows from financing activities as defined by accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow or a measure of liquidity or as an alternative to net earnings (loss) as indicative of operating performance. EBITDA and EDITDA, as adjusted, are included because we believe that investors find it a useful tool for measuring our ability to service our debt.

EBITDA and EBITDA, as adjusted, are reconciled to cash flows provided by operating activities, the most comparable measure under generally accepted accounting principles as follows:

	(dollars in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net cash provided by (used in):

Operating activities	$(7,960)	$17,377	$(30,115)	$120,431
Interest expense, net	2,736	1,960	6,393	6,201
Provision for income taxes	936	716	15,805	(12,639)
Changes in other operating assets and liabilities	25,968	532	93,074	(64,755)
Inventory write down adjustment for LCM	(7,500)	(2,000)	(8,300)	(41,800)
Deferred taxes	—	(283)	—	(283)
Other, net	(426)	(116)	(937)	145

EBITDA	13,754	18,186	75,920	7,300

Add Back:
Inventory write down adjustment for LCM	7,500	2,000	8,300	41,800

EBITDA, as adjusted	$21,254	$20,186	$84,220	$49,100

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1    Press Release of Registrant dated October 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

October 25, 2010	CALIFORNIA STEEL INDUSTRIES, INC.

	By:	/s/ VICENTE WRIGHT
Vicente Wright,
President and Chief Executive Officer